Exhibit 99.1

  Filed by Fleetwood Enterprises, Inc. pursuant to

Rule 425 under the Securities Act of 1933 and

Rule 13e-4 under the Securities Exchange Act of 1934

Subject Company: Fleetwood Enterprises, Inc.

Commission File No. 001-7699

FLEETWOOD ANNOUNCES REVISED TERMS

FOR THE EXCHANGE OFFER FOR ITS 5% DEBENTURES

Riverside, Calif., November 28, 2008 — Fleetwood Enterprises, Inc. (NYSE: FLE) announced today that it has revised the terms of its registered exchange offer, originally announced on October 30, 2008, for its existing $100 million principal amount of 5% convertible senior subordinated debentures.  Under the revised terms, which are designed to simplify the tender process, there will no longer be an escalation in the consideration offered based on the level of participation, but instead holders who opt to participate in the exchange offer will now receive the following fixed consideration for each $1,000 in principal amount of debentures tendered:

•                  $1,030 in new senior secured notes, which are (1) senior obligations of Fleetwood, (2) secured by a first priority lien on approximately $20 million of unencumbered real estate assets of certain Fleetwood subsidiaries and a junior lien on approximately $58 million of certain of Fleetwood’s subsidiaries’ real properties that are pledged to secure its credit facility, (3) guaranteed on a subordinated basis to Fleetwood’s credit facility by certain Fleetwood subsidiaries, and (4) due three years from the date of issuance;

•                  with a coupon rate of 14 percent consisting of:

•                  5 percent interest payable in cash, plus

•                  9 percent pay-in-kind interest (PIK interest); plus

•                  140 shares of Fleetwood common stock (assuming that the average price of the common stock during the relevant 20 trading day period is at or below $0.75 per share); together with

•                  the payment of accrued and unpaid interest for any debentures accepted in the exchange offer.

In connection with these revised terms, Fleetwood is filing an amendment to the registration statement on Form S-4 previously filed on October 30, 2008.  The exchange offer is being extended and is now scheduled to expire at 5:00 p.m., New York City time, on December 11, 2008.  To date, there have not been any debentures tendered into this exchange offer. Concurrently, Fleetwood is filing an amendment to its registration statement on Form S-4 previously filed on November 6, 2008, with respect to its repurchase obligation on December 15, 2008.  If holders tender their debentures pursuant to the Company’s repurchase obligation, they will receive only shares of common stock.

Important Information Regarding Exchange Offers

In connection with these two offers, registration statements on Form S-4, tender offer statements on Schedule TO, and related documents and amendments thereto relating to the offers are being filed by Fleetwood with the SEC. The senior secured notes and common stock may not be exchanged or sold nor may offers to exchange or buy be accepted prior to the time the applicable registration statement becomes effective. This news release shall not constitute an offer to exchange or sell, or the solicitation of an offer to exchange or buy, nor shall there be any exchange or sale of such securities in any state in which such offer, exchange, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Holders of the debentures are strongly advised to read the registration statements, tender offer statements and other related documents because these documents contain important information. Such holders may obtain copies of the exchange offer materials from MacKenzie Partners, the information agent for the offers, at 800-322-2885. These documents can also be obtained at no charge from Fleetwood or at the SEC’s website, www.sec.gov. Fleetwood is not making any recommendation to holders of outstanding debentures as to whether they should tender their securities pursuant to either offer.

About Fleetwood

Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, factory-built housing and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements, including the consideration to be exchanged in the exchange offers and the scheduled expiration dates of the exchange offers, reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the significant demands on our liquidity while current economic and credit conditions are severely affecting our operations, including the potential repurchase of $100 million 5% debentures in December 2008 if we do not have sufficient shares of common stock to meet a repurchase obligation; the lack of assurance that we will regain sustainable profitability in the foreseeable future; our potential inability to decrease our operating losses and negative cash flow; the effect of ongoing weakness in both the manufactured housing and recreational vehicle markets, especially the recreational vehicle market which has deteriorated sharply in recent months; the volatility of our stock price and the risk of potential delisting from the NYSE; the effect of a decline in home equity values, volatile fuel prices and interest rates, global tensions, employment trends, stock market performance, credit crisis, availability of financing generally, and other factors that can and have had a negative impact on consumer confidence, and which may continue to reduce demand for our products, particularly recreational vehicles; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; our ability to comply with financial tests and covenants on existing and future debt obligations; our ability to obtain, on reasonable terms if at all, the financing we will need in the future to execute our business strategies; potential dilution associated with future equity or equity-linked financings we may undertake to raise additional capital and the risk that the equity pricing may not be favorable; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; the increasing costs of component parts and commodities that we may be unable to recoup in our product prices; repurchase agreements with floorplan lenders, which we currently expect could result in increased costs due to the deteriorated market conditions; expenses and uncertainties associated with the entry into new business segments or the manufacturing, development, and introduction of new products; the potential for excessive retail inventory levels and dealers’ desire to reduce inventory levels in the manufactured housing and recreational vehicle industries; the effect on our sales, margins and market share from aggressive discounting by competitors; potential increases in the frequency and size of product liability, wrongful death, class action, and other legal actions; and the highly competitive nature of our industries and changes in our competitive landscape.

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